EXHIBIT 99.1

                           CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST


               FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
                           DECEMBER 31, 1998 AND 1997


                 (WITH INDEPENDENT AUDITORS' REPORTS THEREON)

                           CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

            Indexed Financial Statements and Suppemental Schedules
                           December 31, 1998 and 1997



                                                                            PAGE
                                                                            ----

INDEPENDENT AUDITORS' REPORTS                                                1

STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS                         3

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS              4

NOTES TO FINANCIAL STATEMENTS                                                6

SCHEDULE

         1 - LINE 27(a) - SCHEDULE OF ASSETS HELD FOR
             INVESTMENT PURPOSES                                            12

         2 - LINE 27(d) - SCHEDULE OF REPORTABLE TRANSACTIONS               13


         All other schedules required to be filed with the Department of Labor in accordance with the Employee Retirement Income Security Act of 1974 are inapplicable and have been omitted.

                          INDEPENDENT AUDITORS' REPORT


The Pension Committee
Consumers Water Company

We have audited the accompanying statements of net assets available for plan benefits of Consumers Water Company Employees' 401(k) Savings Plan and Trust (the Plan) as of December 31, 1998, and the related statements of changes in net assets available for plan benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1998, and the changes in net assets available for plan benefits for the year then ended in conformity with generally accepted accounting principles.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the resposibility of the Plan's management. The Fund Information in the statement of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the changes in net assets available for plan benefits of each fund. The supplemental schedules and Fund Information have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated, in all material respects in relation to the basic financial statements taken as a whole.


/s/ KPMG LLP
Philadelphia, Pennsylvania
June 25, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Governance Committee of
Consumers Water Company:

We have audited the accompanying statements of net assets available for plan benefits of the Consumers Water Company Employees' 401K Savings Plan and Trust (the Plan) as of December 31, 1997 and 1996, and the related statement of changes in net assets available for plan benefits, with fund information, for the year ended December 31, 1997. These financial statements and supplemental schedules, as listed in the accompanying index, are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and supplemental schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1997 and 1996, and the changes in its net assets available for plan benefits, with fund information, for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of assets held for investment purposes and schedule of reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statement of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the changes in net assets available for plan benefits of each fund. These supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.



/s/ Arthur Andersen LLP
Boston Massachusetts
June 18, 1998

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST


              Statements of Net Assets Available for Plan Benefits
                           December 31, 1998 and 1997

                                                                  1998          1997
                                                                  ----          ----
     Investments at fair value-
          Mutual Funds
             Select Investors Fund                             $8,878,513    $6,384,655
             Balanced Investors Fund                            2,999,616     2,589,119
             Vista Investors Fund                                 315,012       519,264
             Value Fund                                           507,185       420,560
             Equity Index Fund                                    947,081       670,791
          Income Trust
             Benham Preservation Fund                           2,140,910     2,331,448
          Employer Common Stock                                 7,652,110     4,874,120
          Loans due from participants                             989,354       987,500
                                                              -----------   -----------
               Total Investments                               24,429,781    18,777,457

     Cash and cash equivalents                                     14,534         3,376

     Receivables-
          Employer contributions                                  328,959       370,828
          Participants' contributions                             116,314       114,506
          Loans repayment receivable                               35,917        80,691
          Accrued dividend income                                  78,796        74,329
                                                              -----------   -----------

Net assets available for plan benefits                        $25,004,301   $19,421,187
                                                              ===========   ===========

See accompanying notes to financial statements.

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

         Statement of Changes in Net Assets Available for Plan Benefits
                          Year Ended December 31, 1998


                                                                                                     Fund Information
                                                       -----------------------------------------------------------------------
                                                          Benham          Select      Balanced      Employer        Vista
                                                       Preservation     Investors     Investors      Common       Investors
                                                          Fund             Fund         Fund         Stock          Fund
Additions:
  Investment Income
    Interest and dividends                              $  123,112      $1,544,034   $  359,253    $  309,101    $      119
    Appreciation (depreciation) of investments                  --         774,863       62,218     2,831,129       (33,032)
                                                       -----------------------------------------------------------------------

      Total investment income                              123,112       2,318,897      421,471     3,140,230       (32,913)

  Contributions
      Employer                                                  --              --           --       328,959            --
      Participants                                         215,259         552,296      273,410        86,612        79,965
                                                       -----------------------------------------------------------------------

      Total contributions                                  215,259         552,296      273,410       415,571        79,965
                                                       -----------------------------------------------------------------------
      Total additions                                      338,371       2,871,193      694,881     3,555,801        47,052

Deductions
    Benefits paid to participants                          555,112         461,329      243,875       951,801        61,182
    Management fee                                             400           1,251          866           516           100
                                                       -----------------------------------------------------------------------

      Net increase (decrease) prior to interfund
        transfers                                         (217,141)      2,408,613      450,140     2,603,484       (14,230)

Interfund transfers                                         51,621         147,396      (11,847)      603,763      (183,549)
                                                       -----------------------------------------------------------------------

      Net increase (decrease)                             (165,520)      2,556,009      438,293     3,207,247      (197,779)

Net assets available for plan benefits:
  Beginning of year                                      2,331,448       6,384,655    2,589,119     4,877,496       519,264
                                                       -----------------------------------------------------------------------
  End of year                                           $2,165,928      $8,940,664   $3,027,412    $8,084,743     $ 321,485
                                                       =======================================================================


                                                                                     Fund Information
                                                       --------------------------------------------------------------------
                                                                         Equity
                                                            Value        Index         Loan
                                                            Fund          Fund        Account       Other          Total
Additions:
  Investment Income
    Interest and dividends                               $  85,110     $     293    $   46,099    $       --    $ 2,467,121
    Appreciation (depreciation) of investments             (48,599)      214,404            --            --      3,800,983
                                                       --------------------------------------------------------------------

      Total investment income                               36,511       214,697        46,099            --      6,268,104

  Contributions
      Employer                                                  --            --            --            --        328,959
      Participants                                          80,455       118,697            --            --      1,406,694
                                                       --------------------------------------------------------------------

      Total contributions                                   80,455       118,697            --            --      1,735,653
                                                       -----------------------------------------------------------------------
      Total additions                                      116,966       333,394        46,099            --      8,003,757

Deductions
    Benefits paid to participants                           45,870        32,092        66,068            --      2,417,329
    Management fee                                              50           131            --            --          3,314
                                                       --------------------------------------------------------------------

      Net increase (decrease) prior to interfund
        transfers                                           71,046       301,171       (19,969)           --      5,583,114

Interfund transfers                                         23,788       (12,641)       21,823      (640,354)            --
                                                       --------------------------------------------------------------------

      Net increase (decrease)                               94,834       288,530         1,854      (640,354)     5,583,114

Net assets available for plan benefits:
  Beginning of year                                        420,560       670,791       987,500       640,354     19,421,187
                                                       --------------------------------------------------------------------
  End of year                                             $515,394     $ 959,321      $989,354      $     --    $25,004,301
                                                       ====================================================================

                See accompanying notes to financial statements.

                            CONSUMER'S WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

         Statement of Changes in Net Assets Available for Plan Benefits
                          Year Ended December 31, 1997


                                                                                                     Fund Information
                                                       -----------------------------------------------------------------------
                                                          Benham          Select      Balanced      Employer        Vista
                                                       Preservation     Investors     Investors      Common       Investors
                                                          Fund             Fund         Fund         Stock          Fund
Additions:
  Investment Income
    Interest and dividends                              $  128,241      $1,020,731   $  259,771    $  227,357    $   31,680
    Appreciation (depreciation) of investments                  --         537,409      112,798       411,729       (80,022)
                                                       -----------------------------------------------------------------------

      Total investment income                              128,241       1,558,140      372,569       639,086       (48,342)

  Contributions
      Employer                                                  --              --           --            --            --
      Participants                                         237,368         436,419      259,968       109,167       103,267
                                                       -----------------------------------------------------------------------

      Total contributions                                  237,368         436,419      259,968       109,167       103,267
                                                       -----------------------------------------------------------------------
      Total additions                                      365,609       1,994,559      632,537       748,253        54,925

Deductions
    Benefits paid to participants                          379,407         542,483      306,649       421,602        36,281
    Management fee                                             864           1,812        1,166           400           200
                                                       -----------------------------------------------------------------------

      Net increase (decrease) prior to interfund
        transfers                                          (14,662)      1,450,264      324,722       326,251        18,444

Interfund transfers                                        (40,256)        151,340     (203,147)      443,006      (143,943)
                                                       -----------------------------------------------------------------------

      Net increase (decrease)                              (54,918)      1,601,604      121,575       769,257      (125,499)

Net assets available for plan benefits:
  Beginning of year                                      2,386,366       4,783,051    2,467,544     4,108,239       644,763
                                                       -----------------------------------------------------------------------
  End of year                                           $2,331,448      $6,384,655   $2,589,119    $4,877,496     $ 519,264
                                                       =======================================================================


                                                                                 Fund Information
                                                       ----------------------------------------------------------------------
                                                                           Equity
                                                              Value        Index         Loan
                                                              Fund          Fund        Account       Other          Total
Additions:
  Investment Income
    Interest and dividends                                 $  67,346     $      --    $   48,412    $   74,329    $ 1,857,867
    Appreciation (depreciation) of investments                12,596       129,980            --            --      1,124,490
                                                       ----------------------------------------------------------------------

      Total investment income                                 79,942       129,980        48,412        74,329      2,982,357

  Contributions
      Employer                                                    --            --            --       370,828        370,828
      Participants                                            54,148        72,644            --       195,197      1,468,178
                                                       ----------------------------------------------------------------------

      Total contributions                                     54,148        72,644            --       566,025      1,839,006
                                                       -----------------------------------------------------------------------
      Total additions                                        134,090       202,624        48,412       640,354      4,821,363

Deductions
    Benefits paid to participants                             41,867        33,229        48,995            --      1,810,513
    Management fee                                                --           150            --            --          4,592
                                                       ----------------------------------------------------------------------

      Net increase (decrease) prior to interfund
        transfers                                             92,223       169,245          (583)      640,354      3,006,258

Interfund transfers                                          100,958       200,351       105,889      (614,198)            --
                                                       ----------------------------------------------------------------------

      Net increase (decrease)                                193,181       369,596       105,306        26,156      3,006,258

Net assets available for plan benefits:
  Beginning of year                                          227,379       301,195       882,194       614,198     16,414,929
                                                       ----------------------------------------------------------------------
  End of year                                               $420,560     $ 670,791      $987,500      $640,354    $19,421,187
                                                       ======================================================================

                See accompanying notes to financial statements.

                           CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

                          Notes to Financial Statements
                           December 31, 1998 and 1997

(1)   MERGER WITH PHILADELPHIA SUBURBAN CORPORATION


      On March 10, 1999, Consumers Water Company ("the Company") completed a merger ("the Merger") with Philadelphia Suburban Corporation ("PSC"). The Merger was effected pursuant to a June 27, 1998 merger agreement, as amended and restated by the parties effective as of August 5, 1998. Pursuant to the merger agreement, PSC issued 13,014,015 shares of common stock to the shareholders of the Company, in exchange for all of the outstanding stock of the Company, including those shares held in the Consumers Water Company Employees' 401(k) Savings Plan and Trust ("the Plan"). Each Consumers Water Company Shareholder received 1.432 shares of PSC's Common Stock for each of the Company's Common shares. As a result of the Merger, the Company became a wholly-owned subsidiary of PSC. Subsequent to the conversion to PSC Common Stock, all employee and employer contributions previously invested in the Company's Common Stock will be invested in PSC's Common Stock.

   DESCRIPTION OF PLAN

      The following description of the Plan is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

      General

      The Plan is a defined contribution plan covering substantially all employees of the Company and its subsidiaries . An employee becomes eligible to participate on January 1 of the year following the date on which his or her employment commenced. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

      An employee may not participate in the Plan if the employee is a participant of a union with which the Employer has a collective bargaining agreement directly or through an employee association, unless the collective bargaining agreement between the Company and the union involved specifically makes the Plan applicable to employees covered under such collective bargaining agreements, provided that benefits have been a subject of good faith bargaining between the Company and its employees.

      Contributions

      Participants may elect to contribute from 1% to 15% of their pretax compensation pursuant to a salary deferral election, up to a maximum of $10,000 and $9,500 in 1998 and 1997 respectively, as determined by Internal Revenue Code ss.402(g)(1). Participants may change the rate of their contribution or their investment elections. They may also make transfers or suspend their contributions at any time. Under the Plan, participants may contribute 1% to 9% of their compensation on an after-tax basis to their voluntary accounts. In any Plan year, a participant's aggregate contributions to the Plan (salary deferral amounts plus after-tax voluntary contributions) may not exceed 15% of such participant's compensation for the applicable Plan year.

      The Plan provides for the Company to contribute an amount equal to 40% of the pretax employee contribution, plus 20% of the after-tax employee contribution, or combination thereof, up to $1,040 for each participant. The Company's contributions consisted of stock in Consumers Water Company and subsequent to March 10, 1998 consist of PSC Common Stock.

      Participant Accounts

      Each participant's account is credited with the participant's contribution and allocations of (a) the Company's contribution and (b) Plan earnings. Allocations are based on participant contributions or account balances, as defined by the Plan document.

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

                          Notes to Financial Statements
                           December 31, 1998 and 1997
                                   (Continued)


      Vesting

      Each participant will always be 100% vested in all employee and Company contributions.

      Payment of Benefits

      In the event a participant's employment is terminated by reason of death, disability or termination of service, a participant's interest will be distributed in a lump-sum payment. Withdrawals will be made in cash or shares of Company stock, to the extent permitted by law. Under certain circumstances, a participant may withdraw all or a portion of the employee contributions while employed.

      Loans Due from Participants

      Participants may borrow funds from their account balance equal to the lesser of $50,000 or half of their vested account balance for a period not to exceed five years. Repayment is made by payroll deduction. During the period covered by the report, all new and outstanding loans were issued at 5.5%.


      Investment Options

      Participants can direct, at the time they enroll in the Plan, that their salary deferral and voluntary contributions be invested entirely in one of the funds described below or divided among the funds. Subject to compliance with applicable state and federal securities laws, the Plan also permits participants to acquire an interest in the Company's Common Stock (PSC Common Stock, subsequent to March 10, 1999). Participants may change their investment instructions and reinvest their contributions in a different fund or funds. A description of each investment option is provided below:

      The Benham Preservation Fund

      This fund is invested in the Benham Preservation Fund, which is managed by SEI Trust Co. The Fund is a stable value income trust in which principal is protected from market volatility. The fund invests primarily in guaranteed investment contracts issued by major financial institutions, including banks and life insurance companies. The contracts are only guaranteed with respect to the interest rate, not the principal.

      The Select Investors Fund

      This fund invests in the Select Investors Fund offered by American Century. The fund's objective is primarily to provide capital growth with some income. Stocks purchased by the fund are required to pay dividends, but are chosen primarily for growth potential.

      The Balanced Investors Fund

      This fund invests in the Balanced Investors Fund offered by American Century. The fund's objective is to provide for capital growth and current income. The fund invests approximately 60% in common stock and 40% in fixed-income securities.

      Employer Common Stock

      This fund invests in the common shares of the Company (PSC Common Stock subsequent to March 10, 1999). The Plan purchases the shares in the open market or directly from the Company (from PSC, subsequent to March 10, 1999).

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

                          Notes to Financial Statements
                           December 31, 1998 and 1997
                                   (Continued)

      The Vista Investors Fund

      This fund invests in the Vista Investors Fund offered by American Century. The fund's objective is capital growth over time by investing in common stocks considered to have better-than-average prospects for appreciation. The Vista Investors Fund remains essentially fully invested in stocks at all times.

      The Value Fund

      This fund invests in the Value Fund offered by American Century. The fund's objective is long-term capital growth through investment in equity securities of well-established companies believed to be undervalued at the time of purchase. The fund invests primarily in domestic equity securities, but also invests in other types of domestic or foreign securities that help achieve the fund's objective.

      The Equity Index Fund

      This fund invests in the Barclays Global Investors Equity Index Fund. The fund's objective is long-term capital appreciation through investment in stocks to closely replicate the composition of the S&P 500 Index.

      Termination of the Plan

      Although the Company does not intend to terminate the Plan, it may do so at its discretion, subject to the provisions of ERISA. All interests of the participants would be distributed to them as determined by the Committee (as hereinafter defined) and in accordance with applicable provisions of the Internal Revenue Code.

(3)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Basis of Accounting

      The accompanying financial statements have been prepared using the accrual basis.

      Use of Estimates

      The preparation of the financial statements in conformity with generally accepted accounting principles requires the Plan's management to use estimates and assumptions that affect the accompanying financial statements and disclosures. Actual results could differ from these estimates.

      Administration

      The Plan is administered by a committee ("the Committee") consisting of three individuals selected by, and who may be removed at any time by, the Board of Directors of the Company. The Committee members may be employees of the Company and may be participants in the Plan. The Committee members receive no compensation from the Plan for their services in such capacity. The Committee has extensive administrative powers in connection with the Plan, including authority to interpret the provisions of the Plan, to adopt rules for its administration and to make other decisions with respect to the Plan.

      The custodian for the Plan's funds invests the funds as directed by the participants. The principal duties of the trustees are to receive all contributions paid to the Plan and to make investments and pay benefits as directed by the Committee. The assets of the Plan are held in the name of the Trustees.

      Substantially all of the administrative expenses of the Plan are paid by the Company.

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

                          Notes to Financial Statements
                           December 31, 1998 and 1997
                                   (Continued)

      Cash Equivalents

      All highly liquid investments with a maturity of three months or less are considered to be cash equivalents.

      Investment Valuation

      Each investment fund is valued as of each valuation date on the basis of the investment fund's fair market value. The employer stock is valued at market value. The Benham Preservation Fund is valued at contract value, which approximates market value. Dividend income is recognized on the date dividends are declared. Interest income is recorded on the accrual basis. Purchases and sales of securities are recorded on a trade-date basis. The accounts of all participants are adjusted as of each valuation date to reflect the effects of income, realized and unrealized gains and losses and expenses applicable to the investment funds where such accounts are invested.

      Reclassifications

      Certain reclassifications were made to the 1997 financial statements to conform with the 1998 presentation.

(4)   INVESTMENTS

      The fair market values of individual assets that represent 5% or more of the Plan's net assets as of December 31, 1998 and 1997 are as follows:


         1998
           Selected Investors Fund                             $8,878,513
           Balanced Investors Fund                              2,999,616
           Benham Preservation Fund                             2,140,910
           Employer Common Stock                                7,652,110

         1997
           Selected Investors Fund                             $6,384,655
           Balanced Investors Fund                              2,589,119
           Benham Preservation Fund                             2,331,448
           Employer Common Stock                                4,874,120

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

                          Notes to Financial Statements
                           December 31, 1998 and 1997
                                   (Continued)


(5)   FEDERAL INCOME TAX CONSEQUENCES

      The Internal Revenue Service issued its latest determination letter dated May 3, 1995, which stated that the Plan and related trust, as amended, qualified under applicable provisions of the Internal Revenue Code (IRC) and, therefore are exempt from federal income taxes. The Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan's financial statements.

(6)   RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

      The following is a reconciliation of net assets available for plan benefits per the financial statements to Form 5500 at December 31, 1998 and 1997:

                                                                      1998                1997
                                                                     ----                ----
      Net assets available for plan benefits per the financial
        statements                                                $25,004,301         $19,421,187

      Amounts allocated to withdrawing participants                        --             119,011
                                                                  -----------         -----------

        Net assets available for plan benefits per Form 5500      $25,004,302         $19,302,176
                                                                  ===========         ===========


       The following is a reconciliation of benefits paid to participants per the financial statements to Form 5500 for the year ended December 31, 1998 and 1997:

                                                                        1998               1997
                                                                        ----               ----
       Benefits paid to participants per the financial statements    $2,417,329        $  1,180,513

       Amounts allocated to withdrawing participants                         --             119,011
                                                                     ----------        ------------

         Benefits paid to participants per Form 5500                 $2,417,329        $  1,929,524
                                                                     ==========        ============

                             CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

                          Notes to Financial Statements
                           December 31, 1998 and 1997
                                   (Continued)


(7)   YEAR 2000 (unaudited)

      The Company is aware of the Year 2000 issue, related to the ability of information technology to accurately process date and time data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap years. The Company has tested its internal Payroll and Human Resources computer systems and believes these systems to be Year 2000 compliant. The Company has also contacted the firms providing investment, administration and recordkeeping services for the Plan and, based on the responses from these firms, believes that their systems with respect to the Plan will be Year 2000 compliant.

                                                                      SCHEDULE 1

                           CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

         Line 27a - Schedule of Assets Held for Investments Purposes
                              December 31, 1998


                                         Description
     Issue                              of Investment                    Share/Units       Cost          Fair Value
     -----                              -------------                    -----------       ----          -----------
American Century                 Benham Preservation Fund                 2,140,910     $ 2,140,910      $ 2,140,910
American Century                 Select Investors Fund                      187,350       7,828,977        8,878,513
American Century                 Balanced Investors Fund                    162,405       2,792,990        2,999,616
Consumers Water Company          Common Stock*                              243,407       4,481,780        7,652,110
American Century                 Vista Investors Fund                        29,579         383,416          315,012
American Century                 Value Fund                                  83,832         561,093          507,185
Barclays                         Equity Index Fund                           32,355         653,624          947,081
                                 Loans due from participants*                    --         989,354          989,354
                                                                                        -----------       ----------

                                 Total assets held for investment purposes              $19,832,144       24,429,891
                                                                                        ===========       ==========


* Represents a party-in-interest to the Plan.

                                                                      SCHEDULE 2

                            CONSUMERS WATER COMPANY
                    EMPLOYEES' 401(k) SAVINGS PLAN AND TRUST

                Line 27d -Schedule of Reportable Transactions

                          Year Ended December 31, 1998



                                    Purchase            Selling
                                      Price               Price               Cost           Net Gain
                                    --------            -------               ----           --------
American Century
  Benham Preservation Fund
         Purchases                 $  911,195          $       --           $       --        $     --
         Sales                             --           1,101,735            1,101,735              --

  Select Investors Fund
         Purchases                  2,872,754                  --                   --              --
         Sales                             --           1,153,760            1,001,471         152,289

Balanced Investors Fund
         Purchases                    913,781                  --                   --              --
         Sales                             --             565,502              504,197          61,305

Consumers Water Company
  Common Stock*
         Purchases                  2,067,827                  --                   --              --
         Sales                             --           2,109,810            1,833,102         276,708

*Represents a party-in-interest to the Plan